

                                                                                                                    EXHIBIT 12
                                                                         COMPUTATION OF RATIO OF
                                                                        EARNINGS TO FIXED CHARGES
                                                                                 UNAUDITED

                                         Twelve Months                  Fiscal Year Ended September 30
                                             Ended             -------------------------------------------------------
                                        December 31, 1997      1997          1996       1995       1994      1993
                                        ------------------------------------------------------------------------------

EARNINGS:


Income Before Interest Charges  and Minority
  Interest in Foreign Subsidiaries (2)          $169,633       $169,783     $159,599    $128,061  $127,885  $125,742
Allowance for Borrowed Funds Used in Con             342            346          205         195       209       174
Federal Income Tax                                62,150         57,807       55,148      30,522    36,630    21,148
State Income Tax                                   7,587          7,067        7,266       4,905     6,309     2,979
Deferred Inc. Taxes - Net (3)                      (767)          3,800        3,907       8,452     4,853    16,919
Investment Tax Credit - Net                        (650)           (665)        (665)       (672)     (682)     (693)
Rentals (1)                                        5,259          5,328        5,640       5,422     5,730     5,621
                                                --------        -------     --------    --------  --------  --------

                                                $243,554        $243,466    $231,100    $176,885  $180,934  $171,890
                                                ========        ========    ========    ========  ========  ========

FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                       $43,400         $42,131     $40,872     $40,896   $36,699   $38,507
Interest on Commercial Paper and
   Short-Term Notes Payable                        8,217           8,808       7,872       6,745     5,599     7,465
Other Interest (2)                                 5,007           4,502       6,389       4,721     3,361     4,727
Rentals (1)                                        5,259           5,328       5,640       5,422     5,730     5,621
                                                 -------         -------     -------     -------   -------   -------

                                                 $61,883         $60,769     $60,773     $57,784   $51,389   $56,320
                                                 =======         =======     =======     =======   =======   =======

RATIO OF EARNINGS TO FIXED CHARGES                  3.94            4.01        3.80        3.06      3.52      3.05


Notes:

   (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

   (2) Twelve months ended December 31, 1997 and, fiscal 1997, 1996, 1995, 1994 and 1993 reflect the reclassification of $1,716, $1,716, $1,716, $1,716,
       $1,674 and $1,374, representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

   (3) Deferred Income Taxes - Net for fiscal 1994 excludes the cumulative effect of changes in accounting.